UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

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ORACLE CORPORATION

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500 Oracle Parkway

Redwood City, California 94065

September 6, 2002

To our Stockholders:

      You are cordially invited to attend the Annual Meeting of Stockholders of Oracle Corporation. Our Annual Meeting will be held on Monday, October 14, 2002, at 10:00 a.m., in the Oracle Conference Center, located at 350 Oracle Parkway, Redwood City, California.

      We describe in detail the actions we expect to take at our Annual Meeting in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

      Included with the Proxy Statement is a copy of our Annual Report on Form 10-K for fiscal year 2002. We encourage you to read the Form 10-K. It includes information on our operations, markets, products and services, as well as our audited financial statements.

      Please use this opportunity to take part in our affairs by voting on the business to come before this meeting. Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy in the enclosed postage-paid envelope or vote electronically via the Internet or telephone. See “Voting Via the Internet or By Telephone” in the Proxy Statement for more details. Returning the proxy or voting electronically does NOT deprive you of your right to attend the meeting and to vote your shares in person for the matters acted upon at the meeting. If you cannot attend the meeting, we invite you to watch the proceedings via webcast by going to http://www.oracle.com/corporate/ investor relations/.

      We look forward to seeing you at the Annual Meeting.

Sincerely,

Lawrence J. Ellison
Chairman of the Board and Chief Executive Officer

500 Oracle Parkway

Redwood City, California 94065

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

      The Annual Meeting of Stockholders of Oracle Corporation will be held on Monday, October 14, 2002, at 10:00 a.m., in the Oracle Conference Center, located at 350 Oracle Parkway, Redwood City, California, for the following purposes:

1.	To elect a Board of Directors to serve for the ensuing year.

2.	To adopt the Fiscal Year 2003 Executive Bonus Plan.

3.	To ratify the appointment of Ernst & Young LLP as independent auditors for the Company for the current fiscal year.

4.	To consider and vote upon a stockholder proposal.

5.	To transact any other business that may properly come before the meeting.

      Stockholders of record at the close of business on August 22, 2002 will be entitled to receive notice of and to vote at the Annual Meeting and at any continuation or adjournment thereof.

By Order of the Board of Directors,

DANIEL COOPERMAN
Senior Vice President, General Counsel and Secretary

Redwood City, California

September 6, 2002

      Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy in the enclosed postage-paid envelope or vote electronically via the Internet or telephone.

PROXY STATEMENT
VOTING RIGHTS AND SOLICITATION OF PROXIES
PROPOSAL NO. 1 ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
Report of Committee on Compensation and Management Development of the Board of Directors on Executive Compensation
Report of the Finance and Audit Committee of the Board of Directors
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
COMPARISON OF 6 YEAR CUMULATIVE TOTAL RETURN*
PROPOSAL NO. 2 ADOPTION OF THE FISCAL YEAR 2003 EXECUTIVE BONUS PLAN
PROPOSAL NO. 3 RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
STOCKHOLDER PROPOSALS
PROPOSAL NO. 4 STOCKHOLDER PROPOSAL REGARDING ADOPTION OF CHINA BUSINESS PRINCIPLES FOR HUMAN RIGHTS OF WORKERS IN CHINA
MANAGEMENT STATEMENT IN OPPOSITION TO STOCKHOLDER PROPOSAL
OTHER BUSINESS
VOTING VIA THE INTERNET OR BY TELEPHONE

PROXY STATEMENT

September 6, 2002

      The accompanying proxy is solicited on behalf of the Board of Directors of Oracle Corporation, a Delaware corporation (the “Company,” “we” or “us”), for use at our Annual Meeting of Stockholders. Our Annual Meeting will be held on Monday, October 14, 2002, at 10:00 a.m., in the Oracle Conference Center, located at 350 Oracle Parkway, Redwood City, California. All holders of common stock of the Company, par value $0.01 per share (our “Common Stock”), at the close of business on August 22, 2002 (the “Record Date”) will be entitled to vote at our Annual Meeting. At the close of business on the Record Date, we had 5,383,188,683 shares of Common Stock outstanding and entitled to vote. A majority, 2,691,594,342, of these shares of Common Stock will constitute a quorum for the transaction of business at our Annual Meeting. This Proxy Statement, the accompanying proxy, and our Annual Report on Form 10-K were first mailed to stockholders on or about September 6, 2002. Our Annual Report on Form 10-K contains the information required by Rule 14a-3 of the Rules of the Securities and Exchange Commission (the “SEC”).

VOTING RIGHTS AND SOLICITATION OF PROXIES

      Stockholders are entitled to one vote for each share of Common Stock held. Shares of Common Stock may not be voted cumulatively.

      The affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present is required under Delaware law for approval of proposals presented to stockholders. In general, Delaware law provides that a quorum consists of a majority of the shares entitled to vote, present either in person or represented by proxy. Abstentions will be treated as shares that are present and entitled to vote for purpose of determining the presence of a quorum and for purposes of determining the approval of any matter submitted to the stockholders for a vote.

      The shares represented by the proxies received, properly marked, dated, signed and not revoked, will be voted at the Annual Meeting. Where such proxies specify a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specifications made. Any proxy in the enclosed form that is returned but is not marked will be voted for the election of directors, for the adoption of the Fiscal Year 2003 Executive Bonus Plan, for the ratification of the appointment of Ernst & Young LLP as our independent auditors for the current fiscal year, against the stockholder proposal regarding adoption of China Business Principles for Human Rights of Workers in China and for other matters that come before the meeting as the proxy holders deem advisable with respect to the item not marked. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter (“broker non-votes”), those shares will be considered as represented for purposes of determining a quorum, but will not be considered as voting with respect to that matter.

      If you sign the proxy in the form accompanying this Proxy Statement, vote by telephone or vote on the Internet, you retain the power to revoke your proxy. You may revoke your proxy either before our Annual Meeting, or at our Annual Meeting before the vote on the matter to be acted on. You may also revoke your proxy by signing a later dated proxy and presenting it at the meeting or by attending the meeting and voting in person.

      We will bear the expense of printing and mailing proxy material. In addition to the solicitation of proxies by mail, our directors, officers, and other employees may solicit proxies by personal interview, telephone, facsimile or email. They will not be paid any additional compensation for such solicitation. We will request brokers and nominees who hold shares of Common Stock in their names to furnish proxy material to beneficial owners of the shares. We will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

      At our Annual Meeting, stockholders will elect directors to hold office until our next annual meeting of stockholders. The directors shall serve until their successors have been duly elected and qualified or until any such director’s earlier resignation or removal. Proxies cannot be voted for a greater number of persons than the number of nominees named. If you sign and return the accompanying proxy, your shares will be voted for the election of the nine nominees recommended by the Board of Directors, unless you mark the proxy in such a manner as to withhold authority to vote or as to vote for one or more alternate candidates. If any nominee for any reason is unable to serve or will not serve, the proxies may be voted for such substitute nominee as the proxyholder may determine. We are not aware of any nominee who will be unable to or for good cause will not serve as a director.

Directors

      The following incumbent directors are being nominated for re-election to the Board: Lawrence J. Ellison, Donald L. Lucas, Michael J. Boskin, Jeffrey O. Henley, Jack F. Kemp, Jeffrey Berg, Safra Catz, Hector Garcia-Molina and Joseph A. Grundfest.

Required Vote

      Directors are elected by a plurality of votes cast. Votes withheld and broker non-votes are not counted toward a nominee’s total.

The Board of Directors recommends a vote

FOR the election of each of the nominated directors.

      Mr. Ellison, 58, has been our Chief Executive Officer and a director since he co-founded the Company in June 1977. Mr. Ellison has been Chairman of the Board since June 1995 and served as Chairman of the Board from April 1990 until September 1992. He served as our President from May 1977 to June 1996. He is also a director of Apple Computer, Inc.

      Mr. Lucas, 72, has served as a director since March 1980. He has been Chairman of the Executive Committee since 1986 and Chairman of the Finance and Audit Committee (the “F&A Committee”) since 1987. Mr. Lucas has been a member of the Committee on Compensation and Management Development (the “Compensation Committee”) since 1989, a member of the Nomination and Governance Committee (the “Nominating Committee”) since December 1996 and a member of the Independent Committee for Review of Interested Transactions (the “Independent Committee”) since October 1999. He was Chairman of the Board from October 1980 through March 1990. He has been a self-employed venture capitalist since 1960. He also serves as a director of Cadence Design Systems, Inc., Macromedia, Inc., Tricord Systems, Inc. and PDF Solutions, Inc.

      Dr. Boskin, 57, has served as a director since May 1994. He has been a member of the F&A Committee and the Nominating Committee since July 1994, a member of the Compensation Committee since July 1995 and a member of the Independent Committee since October 1999. He was elected Chairman of the Compensation Committee by the Board in July 1997 and Chairman of the Nominating Committee in October 2001. Dr. Boskin is the Tully M. Friedman Professor of Economics at Stanford University, where he has been on the faculty since 1971. He is Chief Executive Officer and President of Boskin & Co., Inc., a consulting firm. He was Chairman of the President’s Council of Economic Advisers from February 1989 until January 1993. Dr. Boskin also serves as a director of Exxon Mobil Corporation, First Health Group Corp., Vodafone Group, PLC and Proxim Corp.

      Mr. Henley, 57, has been Executive Vice President and Chief Financial Officer of the Company since March 1991 and has been a director since June 1995. Prior to joining Oracle, he served as Executive Vice President and Chief Financial Officer of Pacific Holding Company, a privately-held company with diversified interests in manufacturing and real estate, from August 1986 to February 1991. Mr. Henley also serves as a director of Computer Motion Inc.

      Mr. Kemp, 67, has served as a director since December 1996 and previously served as a director of the Company from February 1995 until September 1996. Mr. Kemp has been Co-Director of Empower America from 1993 to the present. Mr. Kemp served as a member of Congress for 18 years and as Secretary of Housing and Urban Development from February 1989 until January 1993. In 1996, Mr. Kemp was the Republican candidate for Vice President of the United States. Mr. Kemp also serves as a director of Velocity Express Corporation, Hawk Corp., Knowledgemax Inc. and Speedway Motorsports, Inc.

      Mr. Berg, 55, has served as a director since March 1997. He has been a member of the Compensation Committee since October 2001 and served on the F&A Committee from April 1997 to October 2001. Mr. Berg has been an agent in the entertainment industry for over 30 years and the Chairman and Chief Executive Officer of International Creative Management, Inc., a talent agency for the entertainment industry, since 1985. He has served as Co-Chair of California’s Council on Information Technology and was President of the Executive Board of the College of Letters and Sciences at the University of California at Berkeley. He is on the Board of Trustees of the Anderson School of Management at the University of California at Los Angeles. Mr. Berg also serves as a director of Leapfrog Enterprises, Inc.

      Ms. Catz, 40, has served as a director since October 2001. She has been Executive Vice President (currently responsible for Global Business Practices and Corporate Development) of the Company since November 1999 and was a Senior Vice President between April 1999 and October 1999. Prior to joining Oracle, Ms. Catz was employed by Donaldson, Lufkin & Jenrette, a global investment bank which has since merged with Credit Suisse First Boston. At Donaldson, Lufkin & Jenrette, she was a Managing Director from February 1997 to March 1999 and a Senior Vice President from January 1994 until February 1997 and previously held various investment banking positions since 1986.

      Mr. Garcia-Molina, 48, has served as a director since October 2001. Mr. Garcia-Molina has been a member of the Special Litigation Committee since February 2002. He has been the Leonard Bosack and Sandra Lerner Professor in the Departments of Computer Science and Electrical Engineering at Stanford University since October 1995 and has served as Chairman of the Department of Computer Science since January 2001. He has been a professor at Stanford University since January 1992. From August 1994 until December 1997, he was the Director of the Computer Systems Laboratory at Stanford University.

      Mr. Grundfest, 50, has served as a director since October 2001. Mr. Grundfest has been a member and Vice Chairman of the F&A Committee since October 2001, a member of the Independent Committee since January 2002, and a member of the Special Litigation Committee since February 2002. He is the William A. Franke Professor of Law and Business at Stanford Law School, where he has been on the faculty since January 1990. Prior to that, Mr. Grundfest was a Commissioner of the SEC from 1985 until 1990.

Director Compensation

      Directors play an important oversight role in the governance of Oracle. Accordingly, we seek to attract and retain highly qualified and productive directors. The many risks inherent in being a director of a public company require that we provide adequate incentives for our directors’ continued performance by paying compensation commensurate with individual directors’ workloads and opportunity costs. Our board is smaller than the average board for S&P 500 corporations. Our directors are paid based upon their level of participation and responsibilities, including service on board committees.

      We currently pay outside directors an annual retainer of $40,000 each. In place of such amount, however, and in consideration of their additional board duties, including their additional committee duties, we pay the vice chairman of the F&A Committee an annual retainer of $100,000, the chairman of the

Compensation Committee an annual retainer of $120,000 and the chairman of both the Executive Committee and the F&A Committee an annual retainer of $140,000. Non-employee members of the Board also receive directors’ fees of (1) $1,500 for each regularly scheduled Board meeting attended, (2) $3,000 for each meeting of the F&A Committee attended, and (3) $2,000 per day for each special meeting or committee meeting attended. Non-employee members of the Board also participate in our 1993 Directors’ Stock Option Plan, which currently provides for the following grants of options to purchase our Common Stock: as of the date an individual becomes a non-employee director, options to purchase 80,000 shares of Common Stock; options to purchase 40,000 shares of Common Stock on May 31st of each year provided such director has served on the Board for at least six months; and, in place of the latter option grant, (i) options to purchase 100,000 shares of Common Stock on May 31st of each year to the director who serves as chairman of both the Executive Committee and the F&A Committee, provided such director has served in such capacity for at least one year, (ii) options to purchase 80,000 shares of Common Stock on May 31st of each year to the director who serves as chairman of the Compensation Committee, provided such director has served as a member of such committee for at least one year, and (iii) options to purchase 60,000 shares of Common Stock on May 31st of each year to the director, if any, who serves as vice chairman of the F&A Committee; provided that on such date the director has served in that capacity for at least six months. We pay members of the Special Litigation Committee an hourly rate of $250. The members of the Special Litigation Committee were paid for 129 hours in the aggregate during fiscal year 2002. Messrs. Ellison and Henley and Ms. Catz are employees of the Company and are not separately compensated as directors of the Company.

Board Meetings and Committees

      The Board of Directors met four times at regularly scheduled meetings and once at a special meeting during fiscal year 2002. During that same period, the Board acted three times by unanimous written consent. The current standing committees of the Board are the Executive Committee, the F&A Committee, the Nominating Committee, the Compensation Committee and the Independent Committee. Each incumbent director has attended at least 75% of all Board meetings and applicable committee meetings.

      Messrs. Lucas, Ellison and Henley are presently the members of the Executive Committee. The Executive Committee did not meet during fiscal year 2002 and during that same period acted two times by unanimous written consent. Unless otherwise determined by the Board, the Executive Committee is generally vested with all the powers of the Board of Directors, except that the Executive Committee cannot take action beyond certain financial limits, liquidate the Company, sell all or substantially all of the Company’s assets, merge the Company with another company where the Company is not the surviving entity, or take any other action not permitted to be delegated to a committee under Delaware law or the Company’s Bylaws.

      The F&A Committee consists of Messrs. Lucas and Grundfest and Dr. Boskin. Each of the members of the F&A Committee is independent as defined under the National Association of Securities Dealers’ listing standards. The F&A Committee operates under a written charter adopted by our Board of Directors. In April 2002, the F&A Committee re-examined the charter and a revision was approved by our Board. The F&A Committee is monitoring legislative and regulatory developments affecting corporate governance practices for U.S. public companies, and may make additional recommendations to our Board for revision of the F&A Committee charter to reflect evolving best practices.

      The primary function of the F&A Committee is to provide advice with respect to our financial matters and to assist the Board of Directors in fulfilling its oversight responsibilities regarding audit, finance, accounting, tax and legal compliance. In particular, the F&A Committee is responsible for overseeing the engagement, independence, and services of our independent auditors. The F&A Committee also serves to: (1) act as an independent and objective party to monitor our financial reporting process and internal control system; (2) review and appraise the audit efforts of our independent auditors and oversee our internal audit department; (3) evaluate our quarterly financial performance as well as our compliance with laws and regulations; (4) oversee management’s establishment and enforcement of financial policies and business practices; and (5) provide an open avenue of communication among the independent auditors, financial and senior management, counsel, the internal audit department and the Board of Directors. The F&A Committee met ten times during fiscal year 2002. The F&A Committee holds regular private meetings with our independent auditors and the director of our internal audit group.

      Dr. Boskin and Messrs. Lucas and Berg, are presently the members of the Nominating Committee. Each of the members of the Nominating Committee is independent as defined under the National Association of Securities Dealers’ listing standards. The Nominating Committee met once during fiscal year 2002. The function of the Nominating Committee is to recommend qualified candidates for election as officers and directors of the Company. Stockholders wishing to recommend candidates for consideration by the Nominating Committee may do so by writing to the Secretary of the Company and providing the candidate’s name, biographical data and qualifications. In July 2002, the Board of Directors enlarged the role of the Nominating Committee to include corporate governance matters and formally changed the name of the committee to the Nomination and Governance Committee.

      Dr. Boskin and Messrs. Lucas and Berg are presently the members of the Compensation Committee. Each of the members of the Compensation Committee is independent as defined under the National Association of Securities Dealers’ listing standards. The Compensation Committee met seven times during fiscal year 2002. During that same period, the Compensation Committee acted 20 times by unanimous written consent. The function of the Compensation Committee is to: (1) review and set the compensation of our Chief Executive Officer and certain of our most highly compensated officers, including salary, bonuses and other incentive plans, stock options and other forms of compensation; (2) administer our stock plans and approve stock option awards; and (3) oversee the career development of senior management.

      The Independent Committee consists of Dr. Boskin and Messrs. Lucas and Grundfest. Each member of the Independent Committee is independent as defined under the National Association of Securities Dealers’ listing standards. If any member would derive a direct or indirect benefit from the proposed transaction, he is excused from service with regard to that transaction. The Independent Committee acted five times by unanimous written consent during fiscal year 2002. The Independent Committee is charged with reviewing and approving transactions, or a series of similar transactions, involving amounts in excess of $60,000 between us (or any of our subsidiaries) and any affiliate of ours. The Independent Committee serves to ensure that each proposed related party transaction is on terms that are reasonable and fair to us.

      Until January 14, 2002, Mr. Ellison was the sole member of the Plan Committee. The Plan Committee did not meet during fiscal year 2002, and during that same period, acted 34 times by unanimous written consent. The Plan Committee was authorized to approve stock option awards, subject to certain limitations established by the Board. On January 14, 2002, the Plan Committee was reconstituted as an officer committee rather than a Board committee.

Statement on Corporate Governance

      We regularly monitor developments in the area of corporate governance. We are studying the new federal laws affecting this area, including the Sarbanes-Oxley Act of 2002, as well as rules proposed by the SEC and the National Association of Securities Dealers. We will comply with all the applicable new rules and will implement other corporate governance “best practices” as we deem appropriate. We believe that we already have procedures in place to safeguard our stockholders’ interests, including the following:

Board of Directors

      Our Board is elected annually; each of our directors stands for election every year. We do not have a classified or staggered board. Our Board is composed of three employee directors and six independent directors, so the majority of our Board is independent. The independent members of our Board hold regular executive sessions, with and without the Chief Executive Officer.

      Committees. Each of the Nominating, Compensation, F&A and Independent Committees is comprised solely of independent directors. The function of each committee is described in the preceding section. Each committee reviews its mandate as legislative and regulatory developments and business circumstances warrant. The purview of the Nominating Committee, which has traditionally served to recommend qualified candidates for election as officers and directors of the Company, was recently formally expanded to include the oversight of corporate governance matters. The F&A Committee recently re-examined and revised its charter and may make additional recommendations to our Board for revision of the F&A Committee charter to reflect evolving best practices.

Stockholder Matters

      Disclosure. We have established a Disclosure Committee comprised of certain senior executives to specify, coordinate and oversee the review procedures that we use each quarter to prepare our periodic SEC filings.

      Equity Plans. Our standard practice is to obtain stockholder approval before implementing equity compensation plans.

Employee Matters

      In 1996, we adopted a Code of Ethics and Business Conduct (the “Code of Conduct”). We require all employees to adhere to the Code of Conduct in addressing the legal and ethical issues encountered in conducting their work. We provide classes and web-based training for our employees and have appointed Regional Business Conduct Officers to oversee the application of the Code of Conduct in each of our geographies. Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Conduct. We have also established a confidential hotline to answer employees’ ethics questions and to report employees’ ethical concerns. The Sarbanes-Oxley Act of 2002 will require the F&A Committee to establish procedures to receive, retain and treat complaints received by Oracle regarding accounting, internal accounting controls or auditing matters and to allow for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. We are monitoring developments in this field and, if necessary or appropriate, will adopt new procedures consistent with new legislation or regulations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information, as of August 22, 2002 (unless otherwise indicated below), with respect to the beneficial ownership of our Common Stock by: (i) each stockholder known by us to be the beneficial owner of more than 5% of our Common Stock; (ii) each director or nominee; (iii) each executive officer named in the Summary Compensation Table; and (iv) all current executive officers and directors as a group.

	Amount and
	Nature of	Percent
	Beneficial	of
Name and Address of Beneficial Owner	Ownership(1)	Class

Lawrence Ellison(2) 500 Oracle Parkway, Redwood City, CA 94065	1,389,671,324	25.48%
Keith Block(3)	737,782	*
Safra Catz(4)	3,500,000	*
Sergio Giacoletto(5)	970,174	*
Jeffrey Henley(6)	17,130,043	*
Derek Williams(7)	970,936	*
Jeffrey Berg(8)	328,000	*
Michael Boskin(9)	1,071,120	*
Hector-Garcia Molina(10)	20,000	*
Joseph Grundfest(11)	20,000	*
Jack Kemp(12)	317,602	*
Donald Lucas(13)	1,029,630	*
All current executive officers, directors and nominees as a group (17 persons)(14)	1,433,592,187	26.09%

     *     Less than 1%

(1)	Unless otherwise indicated below, each stockholder listed had sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws, if applicable.
(2)	Includes 70,875,000 shares subject to currently exercisable options or options exercisable within 60 days.
(3)	Includes 734,630 shares subject to currently exercisable options or options exercisable within 60 days.
(4)	Includes 3,500,000 shares subject to currently exercisable options or options exercisable within 60 days.
(5)	Includes 967,752 shares subject to currently exercisable options or options exercisable within 60 days.
(6)	Includes 15,133 shares held in trust. Includes 17,106,272 shares subject to currently exercisable options or options exercisable within 60 days.
(7)	Includes 940,000 shares subject to currently exercisable options or options exercisable within 60 days.
(8)	Includes 328,000 shares subject to currently exercisable options or options exercisable within 60 days.
(9)	Includes 1,067,120 shares subject to currently exercisable options or options exercisable within 60 days.

(10)	Includes 20,000 shares subject to currently exercisable options or options exercisable within 60 days.
(11)	Includes 20,000 shares subject to currently exercisable options or options exercisable within 60 days.
(12)	Includes 317,550 shares subject to currently exercisable options or options exercisable within 60 days.
(13)	Includes 13,062 shares held in trust. Includes 1,016,568 shares subject to currently exercisable options or options exercisable within 60 days.
(14)	Includes all shares described in notes (2) through (13) above, 270,000 additional shares held in trust and 14,800,518 additional shares subject to currently exercisable options or options exercisable within 60 days.

Equity Compensation Plan Information

Year Ended May 31, 2002

	Number of Shares	Weighted-Average	Number of Shares
	to be Issued Upon Exercise	Exercise Price of	Remaining Available
	of Outstanding Options,	Outstanding Options,	for Future Issuance Under
	Warrants and Rights	Warrants and Rights	Equity Compensation Plans

(Shares in millions)
Equity compensation plans approved by stockholders	454	$11.31	988
Equity compensation plans not approved by stockholders*	—	—	—

Total	454		988

*	Includes outstanding options for 110,490 shares at a weighted average exercise price of $1.79 per share. These options were assumed in connection with two acquisitions in fiscal 1997 and 1998. No additional awards can be granted under the plans that originally issued these options.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

      The following table provides certain summary information concerning compensation we paid to our Chief Executive Officer and each of our four other most highly compensated executive officers (determined as of May 31, 2002) (hereinafter referred to as the “named executive officers”) for the fiscal years ended May 31, 2002, 2001, and 2000.

Summary Compensation Table

						Long-Term
						Compensation
						Awards

		Annual Compensation				Securities
						Underlying
	Fiscal			All Other		Options/SARs
Name and Principal Position	Year	Salary ($)	Bonus ($)	Compensation(1)		(2)

Lawrence J. Ellison	2002	$—	$—	$38,622	(3)(4)	—
Chairman and	2001	$—	$—	$42,945	(3)(4)	—
Chief Executive Officer	2000	$208,000	$—	$25,754	(3)(4)	40,000,000 (5)

Keith Block	2002	$415,000	$1,244,534	(4)		1,135,000
Executive Vice President	2001	$415,000	$233,376	(4)		—
North America	2000	$370,000	$253,007	(4)		480,000

Sergio Giacoletto	2002	$500,000	$1,571,379	(4)		1,000,000
Executive Vice President	2001	$441,293	$2,925,368	(4)
Europe, Middle East and Africa	2000	$285,197	$529,117	(4)		1,300,000

Jeffrey O. Henley	2002	$825,000	$—	(4)		1,000,000
Executive Vice President and	2001	$825,000	$104,933	(4)
Chief Financial Officer	2000	$806,250	$1,361,250	(4)		2,000,000

Derek Williams	2002	$500,000	$549,118	$77,793	(4)(6)	1,000,000
Executive Vice President	2001	$437,319	$1,162,573	$81,070	(4)(6)	—
Asia-Pacific	2000	$400,000	$1,785,438	$79,701	(4)(6)	800,000

(1)	This column reflects perquisites and other personal benefits with a value equal to or greater than $50,000 or equal to or greater than 10% of the total annual salary and bonus reported for the named executive officer.
(2)	All figures in this column reflect options to purchase Common Stock and adjustments, to the extent applicable, for two 2-for-1 stock splits effective January 18, 2000 and October 12, 2000, respectively.
(3)	Includes income imputed to Mr. Ellison for tax purposes, but not paid out by Oracle, of $26,317 in fiscal year 2002, $30,388 in fiscal year 2001 and $14,222 in fiscal year 2000 for personal use of a plane in conjunction with business trips; also includes $8,360 for personal fitness expenses in fiscal year 2000.
(4)	Messrs. Ellison, Block and Henley receive standard benefits received by full-time employees in the U.S. This includes flexible credits to be used toward cafeteria-style benefit plans. Messrs. Williams and Giacoletto receive similar benefits as provided to other full-time employees in their respective countries of employment.
(5)	Mr. Ellison’s option grant is intended to be the only option grant that he receives in the four-year period from fiscal year 2000 to fiscal year 2003.
(6)	Includes a car allowance and a housing allowance described below in a section entitled “Employee Arrangements”.

Stock Options

      The following table sets forth information concerning the grant of stock options to each of the named executive officers in fiscal year 2002. SEC rules require us to show hypothetical gains that the named executive officers would have for these options at the end of their ten-year terms. We calculated these gains assuming annual compound stock price appreciation of 5% and 10% from the date the option was originally granted to the end of the option term. The 5% and 10% assumed annual compound rates of stock price appreciation are required by SEC rules. They are not our estimate or projection of future stock prices.

Option/ SAR Grants in Last Fiscal Year

	Individual Grants

		Percent of Total			Potential Realizable Value
	Number of	Options/SARs			at Assumed Annual Rates of
	Securities	Granted to			Stock Price Appreciation for
	Underlying	Employees in	Exercise or		Option Term
	Options/SARs	Fiscal Year	Base Price	Expiration
Name	Granted(1)	2002	($/sh)	Date	5%($)	10%($)

Lawrence J. Ellison	—	—	—	—	—	—
Keith Block	135,000	.2136	15.86	6/4/11	1,346,526	3,412,362
Keith Block	1,000,000	1.5826	16.27	1/14/12	10,232,116	25,930,190
Sergio Giacoletto	1,000,000	1.5826	15.86	6/4/11	9,974,269	25,276,755
Jeffrey O. Henley	1,000,000	1.5826	15.86	6/4/11	9,974,269	25,276,755
Derek Williams	1,000,000	1.5826	15.86	6/4/11	9,974,269	25,276,755

(1)	All options in this column were granted under our 2000 Long-Term Equity Incentive Plan and vest at the rate of 25% per annum. Pursuant to the 2000 Long-Term Equity Incentive Plan, the options will become immediately exercisable if 50% of our voting stock is acquired in a transaction or series of transactions expressly disapproved by the Board and in the event of certain other corporate transactions. All options have an exercise price equal to the fair market value of the underlying Common Stock on the date of grant.

      The following table sets forth information with respect to the named executive officers concerning exercises of options during fiscal year 2002 and unexercised options held as of the end of fiscal year 2002.

Aggregated Option/ SAR Exercises in Last Fiscal Year and

Fiscal Year-End Option/ SAR Values

			Number of Securities	Value of Unexercised
			Underlying Options/SARs	in-the-Money Options/SARs
	Shares Acquired	Value	at Fiscal Year-End	at Fiscal Year-End
Name	on Exercise(#)	Realized($)	Exercisable/Unexercisable	Exercisable/Unexercisable

Lawrence J. Ellison	—	—	59,375,000/21,500,000	$227,850,668/$37,264,350
Keith Block	—	—	580,880/ 1,420,000	$1,792,430/$ 427,365
Sergio Giacoletto	—	—	582,752/ 1,910,000	$820,622/$ 492,570
Jeffrey O. Henley	—	—	15,756,272/ 2,600,000	$73,208,229/$ 4,090,740
Derek Williams	—	—	435,000/ 1,605,000	$1,521,279/$ 919,935

Employment Arrangements

      Messrs. Giacoletto and Williams each have employment agreements with us. Mr. Giacoletto’s employment agreement provides for three months notice prior to any termination, and an annual car allowance of up to 30,000 Swiss Francs (approximately US$20,100). Mr. Williams’s employment agreement provides for one months notice prior to any termination, an annual car allowance of up to $30,000 per year, and reimbursement for housing expenses in Singapore. Mr. Block receives a car allowance of approximately $7,200 per year.

Compensation Committee Interlocks and Insider Participation

      No member of the Compensation Committee has ever been an officer or employee of Oracle or of any of our subsidiaries or affiliates. None of our executive officers has served on the board of directors or on the compensation committee of any other entity, for which any officers served either on our Board or on our Compensation Committee.

Report of Committee on Compensation and Management Development

of the Board of Directors on Executive Compensation

      Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 (the “Exchange Act”) that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, the following report and the Stock Performance Graph which follows shall not be deemed to be incorporated by reference into any such filing.

Membership and Role of the Committee on Compensation and Management Development

      The Compensation Committee consists of the following non-employee independent members of our Board of Directors: Dr. Boskin and Messrs. Lucas and Berg.

      The Compensation Committee reviews and determines our executive compensation objectives and policies, administers our stock plans, grants stock options, and monitors and oversees the career development of our executive management pool. The Compensation Committee helps us to attract, develop and retain talented executive personnel in a competitive market.

      Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), places a limit of $1,000,000 on the amount of compensation that we may deduct in any year with respect to certain of our highest paid executives. Certain performance-based compensation that has been approved by stockholders is not subject to the deduction limit. We intend to qualify certain compensation paid to executives for deductibility under the Code, including Section 162(m). However, we may from time to time pay compensation to our executive officers that may not be deductible.

Executive Compensation Program

Objectives

      The objectives of our executive compensation program are to:

—	Attract and retain highly talented and productive executives;

—	Provide incentives for superior performance by paying above-average compensation; and

—	Align the interests of executive officers with our stockholders’ interests by basing a significant portion of compensation upon our revenues, profits before taxes, stock price and other measures of performance.

Components

      Our executive compensation program generally combines the following three components: base salary; annual bonus; and long-term incentive compensation consisting of stock option grants.

      It is our policy to set base salary levels, annual bonuses and long-term incentive compensation above an average of selected corporations to which we compare our executive compensation. We select such corporations annually on the basis of a number of factors, such as their size and complexity, the nature of their businesses, the regions in which they operate, the structure of their compensation programs (including the extent to which they rely on bonuses and other contingent compensation) and the availability of compensation information. The corporations against which we compare our compensation are not necessarily those included in the indices used to compare the stockholder return in the Stock Performance Chart included elsewhere in this Proxy Statement. We believe that above-average compensation levels are necessary to attract and retain high caliber executives necessary for the successful conduct of our business.

      Each component of our executive compensation program serves a specific purpose in meeting our objectives. The components of our executive compensation program are described below, except for any limitations arising from certain provisions of employment agreements that we enter into upon hiring an executive.

      Base salary. The Compensation Committee annually reviews the salaries of our executives. When setting base salary levels, in a manner consistent with the objectives outlined above, the Compensation Committee considers (a) competitive market conditions for executive compensation, (b) our performance and (c) the individual’s performance.

      The measures of individual performance considered in setting fiscal year 2002 salaries included, to the extent applicable to an individual executive officer, a number of quantitative and qualitative factors such as the Company’s historical and recent financial performance in the principal area of responsibility of the executive, the individual’s progress toward non-financial goals within his area of responsibility, individual performance, experience and level of responsibility and other contributions made to our success. The Compensation Committee has not found it practicable, nor has it attempted, to assign relative weights to the specific factors used in determining base salary levels, and the specific factors used may vary among individual executives. As is typical for most corporations, payment of base salary is not conditioned upon the achievement of any specific, pre-determined performance targets.

      Annual bonus. Our cash bonus program seeks to motivate executives to work effectively to achieve our financial performance objectives and to reward them when objectives are met. The executive bonus payments for Messrs. Giacoletto, Block and Williams were based upon the revenues and margins in their respective areas of responsibility relative to predetermined baselines.

      Long-term incentive compensation. We believe that option grants (1) align executive interests with stockholder interests by creating a direct link between compensation and stockholder return, (2) give executives a significant, long-term interest in our success and (3) help retain key executives in a competitive market for executive talent.

      Our 2000 Long-Term Equity Incentive Plan authorizes the Compensation Committee to grant stock options to executives. Option grants are made from time to time to executives whose contributions have or will have a significant impact on our long-term performance. Options are not necessarily granted to each executive during each year. Generally, options granted to executives vest in equal annual installments over a period of four years and expire ten years from the date of grant.

      The philosophy of our executive compensation program with regard to the granting of options is to:

—	Be attentive as to the number of shares underlying the options being granted;

—	Spread the grant of options among a large number of employees, but weight distribution toward top performers and individuals with the greatest responsibilities;

—	Manage the overall net stock dilution, taking into account the share repurchase program.

      Benefits. We believe that we must offer a competitive benefit program to attract and retain key executives.

      During fiscal year 2002, we provided medical and other benefits to our executives that are generally available to our other employees.

      Compensation of the Chief Executive Officer. The Chief Executive Officer’s compensation plan for fiscal years 2000 through 2003 consists of no salary (except for salary he received in fiscal year 2000 prior to the adjustment in his compensation) and no bonus. Instead, during fiscal year 2000, on June 4, 1999, in lieu of all salary, bonuses and option grants for a period of four years, he was granted an option to purchase 10,000,000 shares of our Common Stock (40,000,000 shares as adjusted for our two 2-for-1 stock splits effective January 18, 2000 and October 12, 2000) at the fair market value at the time of grant of $27.50 ($6.875 as adjusted for the stock splits). The option vests in equal installments over a period of four years and expires ten years from the date of grant. The Chief Executive Officer will not receive another option grant during fiscal year 2003.

      The Chief Executive Officer’s compensation plan is intended more closely to align his compensation with the performance of our Common Stock. Consistent with this compensation plan, in fiscal year 2002, the Chief Executive Officer received no salary or bonus.

Submitted by:	Michael J. Boskin, Chair Jeffrey Berg Donald L. Lucas

Report of the Finance and Audit Committee

of the Board of Directors

      Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act or the Exchange Act that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filing.

Termination of Arthur Andersen LLP; Engagement of Ernst & Young LLP

      On April 8, 2002, the F&A Committee dismissed Arthur Andersen LLP as our independent auditors for the fiscal year 2002 and engaged Ernst & Young LLP as our independent auditors for the fiscal year 2002.

Review of Our Company’s Audited Financial Statements for the Fiscal Year Ended May 31, 2002

      The F&A Committee has reviewed and discussed our audited consolidated financial statements for the fiscal year ended May 31, 2002 with our management. The F&A Committee has discussed with Ernst & Young LLP, our independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

      The F&A Committee has also received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the F&A Committee has discussed the independence of Ernst & Young LLP with that firm.

      Based on the F&A Committee’s review and discussions noted above, the F&A Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2002 for filing with the SEC.

Submitted by:	Donald L. Lucas, Chair Joseph A. Grundfest, Vice Chair Michael J. Boskin

Stock Performance Graph

      The graph below compares the cumulative total stockholder return on our Common Stock with the cumulative total return on the S&P’s 500 Index and the Dow Jones Software Index for the last five fiscal years and ending May 31, 2002, assuming an investment of $100 and the reinvestment of any dividends.

      The comparisons in the graph below are based upon historical data and are not indicative of, nor intended to forecast, future performance of our Common Stock.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG ORACLE CORPORATION, THE S&P 500 INDEX
AND THE DOW JONES SOFTWARE INDEX

*	$100 INVESTED ON 5/31/97 IN STOCK OR INDEX — INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING MAY 31.

Cumulative Total Return

	5/97	5/98	5/99	5/00	5/01	5/02

Oracle Corporation	100.00	76.01	119.74	693.70	295.34	152.88
S&P 500	100.00	130.68	158.16	174.73	156.29	134.65
Dow Jones Software Index	100.00	131.18	196.73	255.45	182.81	114.40

      As the JP Morgan H&Q Technology Index, against which we historically gauged the performance of our Common Stock, is no longer active, we present an additional graph for your comparison. The graph below compares the cumulative total stockholder return on our Common Stock with the cumulative total return on S&P’s 500 index, the Dow Jones Software Index, and the JP Morgan H&Q Technology Index for the six fiscal years ended May 31, 2002, assuming an investment of $100 and the reinvestment of any dividends, except for the May 31, 2002 return for the JP Morgan H&Q Technology Index, which was no longer in existence.

      The comparisons in the graph below are based upon historical data and are not indicative of, nor intended to forecast, future performance of our Common Stock.

COMPARISON OF 6 YEAR CUMULATIVE TOTAL RETURN*
AMONG ORACLE CORPORATION, THE S&P 500 INDEX, JP MORGAN H&Q
TECHNOLOGY AND THE DOW JONES SOFTWARE INDEX

*	$100 INVESTED ON 5/31/96 IN STOCK OR INDEX — INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING MAY 31.

Cumulative Total Return

	5/96	5/97	5/98	5/99	5/00	5/01	5/02

Oracle Corporation	100.00	140.75	106.98	168.54	976.42	415.70	215.19
S&P 500	100.00	129.41	169.12	204.68	226.13	202.27	174.26
JP Morgan H&Q Technology	100.00	120.02	144.29	220.50	380.29	219.46	N/A
Dow Jones Software	100.00	136.63	179.23	268.78	349.01	249.76	156.30

Related Party Transactions and Legal Actions Involving Management

      We have confirmed, based upon a review of our internal records, that from June 1, 2001, to the date of this Proxy Statement, there have not been any transactions and there are currently no proposed transactions, between Oracle and any executive officer, director, 5% beneficial owner of our Common Stock, or member of the immediate family of the foregoing persons in which the amount involved exceeded $60,000 and in which one of the foregoing individuals or entities had a direct or indirect material interest, except as described below. The Independent Committee has reviewed and approved all such related party transactions exceeding $60,000 and believes all of these transactions were on terms that were reasonable and fair to Oracle. No related party transaction had a material effect on our consolidated financial position, results of operations or cash flows for the fiscal year 2002.

Sales of Software and Services

      In the ordinary course of our business, we have sold software and services to companies in which Mr. Ellison, directly or indirectly, has a controlling interest. For fiscal year 2002, the total amount of all purchases by these companies was approximately $2.1 million. Companies that purchased greater than $60,000 in software and services from us in fiscal year 2002 include the following:

•	Digital Appliance Corporation (approximately $282,000)

•	Leapfrog Enterprises, Inc. (approximately $328,000)

•	nCUBE Corporation (approximately $140,000)

•	NetLedger, Inc. (approximately $293,000)

•	Oracle Racing, Inc. (approximately $123,000)

•	uNext Inc. (approximately $631,000).

      In addition to Mr. Ellison’s indirect controlling interest in Leapfrog, Mr. Berg became a director of Leapfrog in July 2002. Since the end of fiscal year 2002, The New Internet Computer Company (“NICC”) has purchased services from us in the amount of approximately $1,003,000. NICC is an Internet appliance company in which Mr. Ellison holds a controlling interest and in which, in fiscal year 2002, we owned a 5% interest.

Other Related Party Transactions

      We occasionally enter into transactions with companies in which Mr. Ellison, directly or indirectly, has a controlling interest. Some of the transactions described below may not be related party transactions required to be disclosed by us; however, in the interest of providing a fuller understanding of such transactions, we are describing them along with the other related party transactions. Mr. Ellison has entered into a written Price Protection Agreement with us that applies to any related party transaction involving a purchase of goods or services from an entity in which Mr. Ellison has a direct or indirect material interest and which is entered into during the time Mr. Ellison is Chairman of the Board of Directors or an executive officer of Oracle. Under the terms of this agreement, in the event we present Mr. Ellison with reasonable evidence of a lower price or rate for the same goods or services and such lower price or rate was available to us at the time the applicable transaction was entered into, then Mr. Ellison will reimburse us for the difference. This agreement expires three years after the date on which Mr. Ellison is neither Chairman nor an executive officer of Oracle.

NetLedger, Inc.

      NetLedger offers hosted business management applications solutions on the Internet for small businesses, which is sold under the brand name “Oracle Small Business Suite”. Mr. Ellison is Chairman of the Board of NetLedger and holds a controlling interest. In fiscal year 2002, we entered into three amendments to a linking and revenue sharing agreement that we originally entered into in fiscal year 2001 to permit NetLedger to use the name Oracle Small Business Suite, to allow third parties to link to the Oracle Small Business Suite and to require NetLedger to indemnify us for claims which arise out of our use of materials and information provided by NetLedger. Under the original agreement, NetLedger will also indemnify us for other claims, including claims related to breaches of the warranties in the agreement, the use of our trademarks, the provision of NetLedger’s services or any breaches of user data restrictions. In fiscal year 2002, we received approximately $544,000 in royalty payments under this agreement and have received additional royalty payments in fiscal year 2003 to date of approximately $476,000.

      We assisted NetLedger’s efforts to penetrate the small business market by incurring $495,000 in marketing expense in fiscal year 2002 promoting the Oracle Small Business Suite. Although we have not made any additional marketing expenditures for NetLedger to date, we anticipate that we will incur marketing expenses in fiscal year 2003 as we continue to promote the Oracle Small Business Suite. The Independent Committee has approved the spending of additional marketing dollars on promoting NetLedger’s Oracle Small Business Suite, but has specified that such marketing expenses must be at least 10% less than the royalties we have actually received from NetLedger. We may enter into additional transactions with NetLedger during fiscal year 2003 as they seek to expand their business.

     The New Internet Computer Company

      In fiscal year 2001, we established The Oracle Help Us Help Foundation (the “Foundation”), a nonprofit organization that assists K-12 public schools and youth organizations in economically challenged communities through grants of computer equipment and software. The Foundation is a tax-exempt public charity called a “supporting organization”. As a supporting organization, the majority of the Foundation’s Board of Directors is made up of representatives from the same community of public charities the Foundation serves. The Foundation’s Board consists of four directors chosen by Stanford University and three directors appointed by us: Mr. Ellison, Ms. Catz and Mr. Cooperman. Because it is a public charity, we have no ownership interest in the Foundation. In fiscal year 2002, we provided $6 million to the Foundation to fund its initial launch. The Foundation purchased approximately $2.8 million in hardware from NICC in fiscal year 2002. The disinterested directors of the Foundation’s Board of Directors approved these purchases. We do not believe the purchases by the Foundation of computers from NICC are related party transactions between NICC and us.

      In fiscal year 2002, we purchased computers from NICC for approximately $513,000. These computers were donated to primary and secondary schools as part of our corporate giving programs. We expect to purchase additional computers in fiscal year 2003 to make donations of equipment on behalf of Oracle, separate and apart from the activities of the Foundation.

Oracle Racing, Inc.

      In fiscal year 2001, we granted a license to use certain of our trademarks to Oracle Racing, Inc., an entity in which Mr. Ellison holds a controlling interest. Oracle Racing is pursuing a bid to be the America’s Cup Challenger. In fiscal year 2002, the license was amended to provide for the limited use of the stand-alone “Oracle” trademark and the incorporation of such mark into additional composite marks. In addition, the amendment permitted Oracle Racing to change its team name to Oracle Racing in connection with BMW becoming a “top-level” sponsor. BMW made cash payments to Oracle Racing to become a “top-level” sponsor. We have made no such payments. We believe that the actions proposed to be taken by Oracle Racing would provide substantial advertising-related benefits to Oracle. In addition, we provided assistance to Oracle Racing to convert and extend their boat performance tracking system to Oracle technology. These services are included above under “Sales of Software and Services.” We provide no financial support to Oracle Racing. To promote Oracle and Oracle technology we expect to spend marketing dollars at America’s Cup events. However, no marketing expenditure will be made for or on behalf of Oracle Racing. The expected marketing expenditures are intended to leverage the events surrounding the America’s Cup Campaign to promote Oracle to our customers. We believe such marketing expenditures do not constitute related party transactions.

Wing and a Prayer, Incorporated

      We lease aircraft from Wing and a Prayer, Incorporated, a company owned by Mr. Ellison. The aggregate amount billed to us for the Company’s use of the aircraft in fiscal year 2002 was approximately $519,000. We believe that the amounts billed for our use of the aircraft and pilots are at or below the market rate charged by third-party commercial charter companies for similar aircraft.

Legal Actions Involving Management

      Stockholder class actions were filed in the United States District Court for the Northern District of California against us and our Chief Executive Officer on and after March 9, 2001. On June 20, 2001, the Court consolidated the class actions into a single action and appointed a lead plaintiff and class counsel. A consolidated amended complaint adding the Chief Financial Officer and an Executive Vice President as defendants was filed on August 3, 2001. The consolidated amended complaint was brought on behalf of purchasers of our stock during the period from December 15, 2000 through March 1, 2001. Plaintiffs alleged that the defendants made false and misleading statements about our actual and expected financial performance and the performance of certain of our applications products while certain individual defendants were selling Oracle stock, in violation of Federal securities laws. Plaintiffs further alleged that some of the individual defendants sold Oracle stock while in possession of material non-public information. On March 22, 2002, the Court granted our motion to dismiss the consolidated action without prejudice and the plaintiffs filed an amended complaint on April 10, 2002. A hearing on our motion to dismiss the amended consolidated complaint was held on July 9, 2002 and we are awaiting the Court’s ruling. No class has been certified. We believe that we have meritorious defenses against this action and will continue vigorously to defend it.

      Stockholder derivative lawsuits were filed in the Court of Chancery in the State of Delaware in and for New Castle County on and after March 12, 2001. A revised amended consolidated complaint was filed in the Delaware action on October 9, 2001. Similar stockholder derivative lawsuits were filed in the Superior Court of the State of California, County of San Mateo and County of Santa Clara. A consolidated amended complaint was filed in San Mateo on January 28, 2002. On March 15, 2002, a similar derivative suit was filed in the United States District Court for the Northern District of California. The derivative suits were brought by some of our stockholders, purportedly on our behalf, against some of our current and former directors. The derivative plaintiffs allege that these directors breached their fiduciary duties to us by making or causing to be made alleged misstatements about our revenue, growth and the performance of certain of our applications products while certain officers and directors sold Oracle stock and by allowing us to be sued in the stockholder class actions. The derivative plaintiffs seek compensatory and other damages, disgorgement of profits and other relief. The Board of Directors established a Special Litigation Committee (the “SLC”) to investigate the allegations in the Delaware derivative suit and the committee was subsequently asked to investigate the allegations in the California state and federal derivative suits. On February 8, 2002, we answered the Delaware complaint and the plaintiffs then moved to dismiss the suit. That motion to dismiss was denied and the Delaware Court stayed the action and ordered the SLC to report on the status of its investigation on September 15, 2002. In the San Mateo derivative action, the court denied Oracle’s and the individual defendants’ respective motions to stay the action pending the SLC’s investigation and required that the SLC intervene in the action should it desire to move to stay it. On July 12, 2002, the SLC moved to file a complaint in intervention. That motion was granted on August 2, 2002. Plaintiffs demurred to the complaint in intervention and a hearing on the demurrer is scheduled for September 4, 2002. The SLC also renewed its motion to stay on July 12, 2002. A hearing on that motion to stay is scheduled for September 27, 2002. We have entered into a stipulated stay of the federal derivative suit while the SLC conducts its investigation.

      We filed petitions with the United States Tax Court on July 29, 1998, challenging notices of deficiency issued by the Commissioner of Internal Revenue that disallowed certain foreign sales corporation commission expense deductions taken by us in our 1988 through 1991 tax years and assessed additional taxes for those years of approximately $20 million plus interest. In a separate action filed by Microsoft Corporation, the Tax Court ruled on September 15, 2000, in favor of the Commissioner of Internal Revenue on the same legal issue presented in our case. If allowed to stand and if followed by the Tax Court, the Microsoft ruling may be dispositive of that issue in our case and our financial statements could be adversely affected by approximately $182 million, which includes estimated interest of approximately $87 million as of May 31, 2002. This amount includes the assessment for the tax years at issue in Tax Court plus an estimate for subsequent tax filings. Our case was reassigned to the judge presiding in the Microsoft action and the Tax Court issued an order staying our case until a final adjudication of the same legal issue in the Microsoft action. Microsoft filed a notice of appeal of the Tax Court’s decision in the United States Court of Appeals for the Ninth Circuit on September 21, 2001 and filed its opening brief on appeal on December 20, 2001. We filed an amicus brief in the Microsoft appeal on December 26, 2001. On August 5, 2002, the Tax Court accepted our amicus brief. A hearing on the matter is scheduled on September 11, 2002. We intend vigorously to defend our position.

      We are currently party to various legal proceedings and claims, either asserted or unasserted, which arise in the ordinary course of business. While the outcome of these matters cannot be predicted with certainty, we do not believe that the outcome of any of these claims or any of the above mentioned legal matters will have a material adverse effect on our consolidated financial position, results of operations or cash flow.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Exchange Act requires our executive officers and directors and any persons who own more than 10% of our Common Stock (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

      Based solely on our review of the copies of any Section 16(a) forms received by us or written representations from the Reporting Persons, we believe that with respect to the fiscal year ended May 31, 2002, all the Reporting Persons complied with all applicable filing requirements. We did discover however, that with regard to filings for fiscal year 2001, Kay Koplovitz, a former director, and Messrs. Lucas, Boskin, Kemp, and Berg each made one late filing as a result of an administrative error on our part with respect to stock option grants issued to each of these individuals in May 2001. These grants were made in the ordinary course and were disclosed in a prior proxy statement. None of the options granted have been exercised. Richard McGinn, a former director, did not make a filing with respect to the May 2001 option grant. His options never vested and were never exercised. Mr. Cooperman made one late filing with respect to a gift of 1,384 shares to an independent nonprofit institution in October 2000.

PROPOSAL NO. 2

ADOPTION OF THE FISCAL YEAR 2003

EXECUTIVE BONUS PLAN

      On August 29, 2002, the Compensation Committee unanimously approved the adoption of the Fiscal Year 2003 Executive Bonus Plan (the “Bonus Plan”) and directed that the Bonus Plan be submitted to the stockholders at the 2002 Annual Meeting. Targets set at the August 29, 2002 meeting for the applicable performance period shall be null and void and no payments pursuant thereto may be made if the Bonus Plan is not approved by stockholders.

      The purpose of the Bonus Plan is to motivate executives to achieve our financial performance objectives and to reward them when those objectives are met.

Required Vote

      Approval of the adoption of the Bonus Plan requires the affirmative vote of the holders of a majority of shares of Common Stock present or represented and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum is present, and broker non-votes will not be treated as entitled to vote on this matter at the Annual Meeting.

The Board of Directors recommends a vote FOR

approval of adoption of the Fiscal Year 2003 Executive Bonus Plan.

Description of the Fiscal Year 2003 Executive Bonus Plan

      Eligibility. Neither Mr. Ellison nor Mr. Henley is eligible to participate in the Bonus Plan. Participants in the Bonus Plan are chosen solely at the discretion of the Compensation Committee. All our senior sales and consulting managers are eligible to participate in the Bonus Plan. As of August 22, 2002, there were fewer than ten persons eligible to participate. No person is automatically entitled to participate in the Bonus Plan in any Bonus Plan year.

      History. The Compensation Committee approved the adoption of the Bonus Plan, which is part of the overall compensation program for our senior sales and consulting managers, at a meeting held on August 29, 2002.

      Purpose. The purpose of the Bonus Plan is to motivate our senior sales and consulting managers to achieve our financial performance objectives and to reward them when those objectives are met.

      Administration. The Bonus Plan will be administered by the Compensation Committee consisting of no fewer than two members of the Board, all of which members qualify as “outside directors” within the meaning of Section 162(m) of the Code (“Code Section 162(m)”).

      Determination of Awards. Under the Bonus Plan, participants will be eligible to receive awards based upon the attainment and certification of certain performance criteria established by the Compensation Committee. As a part of the Bonus Plan, our senior sales and consulting managers will receive awards based upon revenues and margins in their areas of responsibility. The Compensation Committee adopts the performance criteria within 90 days after the start of each fiscal year or in advance of such other date as may be permitted under Code Section 162(m). The criteria allow for a bonus payment for the performance period based on the attainment of certain goals in license revenue growth, license margin and consulting margin. Each senior sales or consulting manager’s Bonus Plan total bonus is calculated by summing the applicable bonus for each goal. The applicable bonus for each goal is related to the amount by which the goal is exceeded or missed. If the bonus calculation results in a negative number, the bonus is zero. With respect to fiscal year 2003, such determinations were finalized by the Compensation Committee at a meeting held on August 29, 2002. The details of the formula have not been included in this Proxy Statement to maintain the confidentiality of our revenue and margin expectations which we believe are confidential commercial or business information, the disclosure of which would adversely affect the Company. In the event of the termination or resignation of a senior sales or consulting manager during the fiscal year, we intend to have the executive who assumes those responsibilities assume the same bonus structure as the outgoing senior sales or consulting manager.

      Payment of Awards. All awards will be paid in cash as soon as is practicable following determination of the award, unless the Committee has, prior to the grant of an award, received and approved, in its sole discretion, a request by a participant to defer receipt of an award in accordance with the Bonus Plan.

      Maximum Award. The amounts that will be paid pursuant to the Bonus Plan are not currently determinable. The maximum bonus payment that any senior sales or consulting manager could receive under the Bonus Plan would be $5,000,000 less any other cash compensation (including base salary) he receives during fiscal year 2003 (i.e., total cash compensation cannot exceed $5,000,000).

      Amendment and Termination. The Compensation Committee may terminate the Bonus Plan, in whole or in part, suspend the Bonus Plan, in whole or in part from time to time, and amend the Bonus Plan, from time to time, including the adoption of amendments deemed necessary or desirable to correct any defect or supply omitted data or reconcile any inconsistency in the Bonus Plan or in any award granted thereunder so long as stockholder approval has been obtained if required in order for awards under the Bonus Plan to qualify as “performance-based compensation” under Code Section 162(m). No amendment, termination or modification of the Bonus Plan may in any manner affect awards theretofore granted without the consent of the participant unless the Compensation Committee has made a determination that an amendment or modification is in the best interests of all persons to whom awards have been previously granted, but in no event may such amendment or modification result in an increase in the amount of compensation payable pursuant to such award.

      Termination of Employment. Should the participant’s employment with us terminate for any reason during the plan year, the participant will not be eligible to receive an award under the Bonus Plan.

      Federal Income Tax Consequences. Under present federal income tax law, participants will realize ordinary income equal to the amount of the award received in the year of receipt. That income will be subject to applicable income and employment tax withholding by the Company. We will receive a deduction for the amount constituting ordinary income to the participant, provided that the Bonus Plan satisfies the requirements of Code Section 162(m), which limits the deductibility of nonperformance-related compensation paid to certain corporate executives (and otherwise satisfies the requirements for deductibility under federal income tax law).

Bonus Plan Benefits

      The following table provides certain summary information concerning dollar amounts that would have been allocated to our Chief Executive Officer, each of our four other most highly compensated executive officers (determined as of May 31, 2002), and certain other groups during the fiscal year 2002 if the Bonus Plan had been in effect during the fiscal year 2002.

Fiscal Year 2003 Executive Bonus Plan

Name and Principal Position	Dollar Value($)(1)

Lawrence J. Ellison Chairman and Chief Executive Officer	$0	(2)
Jeffrey O. Henley Executive Vice President and Chief Financial Officer	$0	(2)
Keith Block Executive Vice President, North America	$1,735,320
Sergio Giacoletto Executive Vice President, Europe, Middle East and Africa	$1,468,596
Derek Williams Executive Vice President, Asia-Pacific	$683,351
Executive Group (4 persons)	$3,887,267
Non-Executive Officer Employee Group (2 persons)	$198,020

(1)	The dollar amounts specified in this column are based on amounts that would have been allocated to each of the individuals and groups for the fiscal year 2002 if the Bonus Plan had been in effect during such period.

(2)	Neither Mr. Ellison nor Mr. Henley is eligible for the Bonus Plan.

PROPOSAL NO. 3

RATIFICATION OF SELECTION OF

INDEPENDENT AUDITORS

      On April 8, 2002, we dismissed Arthur Andersen LLP (“AA”) as our independent auditors and engaged the services of Ernst & Young LLP (“E&Y”) as our new independent auditors for the fiscal year ended May 31, 2002. Our F&A Committee authorized the dismissal of AA and the engagement of E&Y.

      In deciding to select E&Y, our F&A Committee reviewed auditor independence issues raised by commercial relationships we have with the other “Big Five” accounting firms. With respect to E&Y, which has no commercial relationship with us that would impair its independence, the F&A Committee considered the special circumstances involving Jennifer Minton, our principal accounting officer, who is married to a partner in E&Y’s life sciences practice. This E&Y partner (a) is not part of the audit engagement team; (b) is not in the chain of command relative to the audit engagement; (c) has not and will not render non-audit services to us; and (d) is not a partner in the same office as the primary engagement partner on our account. Our F&A Committee sought and obtained assurances that this relationship does not impair E&Y’s independence, and E&Y has agreed to follow procedures specified by our F&A Committee to ensure that E&Y will maintain its independence.

      During the two fiscal years ended May 31, 2000 and 2001, and the subsequent interim period through April 8, 2002, there were no disagreements between us and AA on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to AA’s satisfaction, would have caused AA to make a reference to the subject matter of the disagreement in connection with its reports.

      The audit reports of AA on our consolidated financial statements as of and for the fiscal years ended May 31, 2000 and 2001 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

      During our two fiscal years ended May 31, 2000 and 2001, and the subsequent interim period through April 8, 2002, we did not consult with E&Y regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

      We have engaged E&Y as our independent auditors to perform the audit of our consolidated financial statements for fiscal year 2003. The Board of Directors expects that representatives of E&Y will be present at the Annual Meeting, will be given an opportunity to make a statement at the meeting if they desire to do so and will be available to respond to appropriate questions from stockholders.

      The F&A Committee reviews audit and non-audit services performed by E&Y as well as the fees charged by E&Y for such services. In its review of non-audit service fees, the F&A Committee considers, among other things, the possible effect of the performance of such services on the auditor’s independence. Additional information concerning the F&A Committee and its activities with E&Y can be found in the following sections of this proxy statement: “Board Meetings and Committees” and “Report of the Finance & Audit Committee of the Board of Directors.”

Audit Fees

      The following table sets forth approximate aggregate fees billed to us for fiscal year 2002 by E&Y:

Audit Fees		$2,450,000
Financial Information Systems Design and Implementation Fees(1)		$297,000
All Other Fees
Audit Related Fees(2)	$95,000
Other Fees(3)	$438,000
Total All Other Fees		$533,000

TOTAL FEES		$3,280,000

(1)	All of these fees were incurred by us prior to the engagement of E&Y as our independent auditors.

(2)	Of these fees, $40,000 were incurred by us prior to our engagement of E&Y as our independent auditors.

(3)	Includes fees for various advisory services related principally to tax preparation services, tax consultation services and business consulting services. Of these fees, $280,000 were primarily related to tax preparation services and were incurred by us prior to the engagement of E&Y as our independent auditors.

Required Vote

      The ratification of the selection of E&Y requires the affirmative vote of the holders of a majority of shares of Common Stock present or represented and entitled to vote at our Annual Meeting. Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum is present, and broker non-votes will not be treated as entitled to vote on this matter at our Annual Meeting.

The Board of Directors recommends a vote FOR the

ratification of the selection of Ernst & Young LLP

STOCKHOLDER PROPOSALS

      From time to time, certain of our stockholders submit proposals that they believe should be voted upon by the stockholders. The SEC has adopted regulations that govern the inclusion of such proposals in our annual proxy materials. Stockholder proposals for inclusion in our Proxy Statement and form of proxy relating to our 2003 Annual Meeting of Stockholders must be received by May 8, 2003. If we are not notified of a stockholder proposal by July 22, 2003, then the management proxies may have the discretion to vote against such stockholder proposal, even though such proposal is not discussed in the proxy statement. Stockholder proposals should be addressed to Daniel Cooperman, Senior Vice President, General Counsel & Secretary, Oracle Corporation, 500 Oracle Parkway, Mailstop 5op7, Redwood City, California 94065.

      This year, John C. Harrington, who has represented that he held 400 shares of our Common Stock as of May 9, 2002, has notified the Company that he intends to present the proposal set forth in quotes below at our Annual Meeting.

Management opposes the following stockholder proposal for the reasons stated after the proposal.

PROPOSAL NO. 4

STOCKHOLDER PROPOSAL REGARDING ADOPTION OF

CHINA BUSINESS PRINCIPLES FOR HUMAN RIGHTS
OF WORKERS IN CHINA

“WHEREAS: our company’s business practices in China respect human and labor rights of workers. The eleven principles below were designed to commit a company to a widely accepted and thorough set of human and labor rights standards for China. They were defined by the International Labor Organization and the United Nations Covenants on Economic, Social and Cultural Rights, and Civil, and Political Rights. They have been signed by the Chinese government and China’s national laws.

(1)	No goods or products produced within our company’s facilities or those of suppliers shall be manufactured by bonded labor, forced labor, within prison camps or as part of reform-through-labor or reeducation-through-labor programs.

(2)	Our facilities and suppliers shall adhere to wages that meet workers’ basic needs, fair and decent working hours, and at a minimum, to the wage and hour guidelines provided by China’s national labor laws.

(3)	Our facilities and suppliers shall prohibit the use of corporal punishment, any physical, sexual or verbal abuse or harassment of workers.

(4)	Our facilities and suppliers shall use production methods that do not negatively affect the worker’s occupational safety and health.

(5)	Our facilities and suppliers shall not call on police or military to enter their premises to prevent workers from exercising their rights.

(6)	We shall undertake to promote the following freedoms among our employees and the employees of our suppliers: freedom of association and assembly, including the rights to form unions and bargain collectively; freedom of expression, and freedom from arbitrary arrest or detention.

(7)	Company employees and those of our suppliers shall not face discrimination in hiring, remuneration or promotion based on age, gender, marital status, pregnancy, ethnicity or region of origin.

(8)	Company employees and those of our suppliers shall not face discrimination in hiring, remuneration or promotion based on labor, political or religious activity, or on involvement in demonstrations, past records of arrests or internal exile for peaceful protest, or membership in organizations committed to non-violent social or political change.

(9)	Our facilities and suppliers shall use environmentally responsible methods of production that have minimum adverse impact on land, air and water quality.

(10)	Our facilities and suppliers shall prohibit child labor, at a minimum comply with guidelines on minimum age for employment within China’s national labor laws.

(11)	We will issue annual statements to the Human Rights for Workers in China Working Group detailing our efforts to uphold these principles and to promote these basic freedoms.

RESOLVED: Stockholders request the Board of Directors to make all possible lawful efforts to implement and/or increase activity on each of the principles named above in the People’s Republic of China.

SUPPORTING STATEMENT: As U.S. companies import more goods, consumer and stockholder concern is growing about working conditions in China that fall below basic standards of fair and humane treatment. We hope that our company can prove to be a leader in its industry and embrace these principles.”

MANAGEMENT STATEMENT IN OPPOSITION TO STOCKHOLDER PROPOSAL

The Board of Directors recommends a vote AGAINST adoption of

China Business Principles for Human Rights of Workers In China

      Our commitment to human rights emanates from our core value to treat each individual with integrity, fairness and respect. Our existing policies and practices are designed to ensure that the rights of our employees are respected and protected in our day-to-day operations.

      Our operations are global, and we conduct business in more than 87 countries around the world. In 1996, we adopted the Code of Conduct, which imposes ethical standards for our employees worldwide and mandates compliance with the laws of the many countries in which we operate. We have been pleased with the effectiveness of the Code of Conduct, particularly in that it enables us to operate in all of these countries under a common statement of ethical principles. The Code of Conduct substantially addresses the same issues raised by the proposal, except that it does so globally and without the ambiguities inherent in the proposal. The Board believes that the Code of Conduct reflects our commitment to human rights for our employees throughout the world, and opposes the proposal because it believes that the proposal is unnecessary, has limited applicability to a single country, China, and would be difficult to implement.

      The Board does not believe that adoption of the proposal is in the best interests of the Company and therefore recommends a vote AGAINST the proposal.

Required Vote

      The adoption of the China Business Principles for Human Rights of Workers in China requires the affirmative vote of the holders of a majority of shares of Common Stock present or represented and entitled to vote at our Annual Meeting. Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum is present, and broker non-votes will not be treated as entitled to vote on this matter at our Annual Meeting.

OTHER BUSINESS

      The Board of Directors does not presently intend to bring any other business before the meeting, and, so far as is known to the Board of Directors, no matters are to be brought before the meeting except as specified in the Notice of Annual Meeting. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Delivery of Documents to Stockholders Sharing an Address

      In some cases, only one copy of this Proxy Statement is being delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement to a stockholder at a shared address to which a single copy of the document was delivered. To request a separate delivery of these materials now or in the future, a stockholder may submit a written request to Investor Relations, Oracle Corporation, 500 Oracle Parkway, Redwood Shores, California 94065 or an oral request by calling our Investor Relations group at (650) 506-4073. Additionally, any stockholders who are presently sharing an address and receiving multiple copies of either the Proxy Statement or the Annual Report and who would rather receive a single copy of such materials may instruct us accordingly by directing their request to us in the manner provided above.

VOTING VIA THE INTERNET OR BY TELEPHONE

      Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

      The Company and a number of brokerage firms and banks are participating in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options. If you hold your shares in your own name or if your shares are held in an account at a brokerage firm or bank participating in the ADP program, you may vote those shares telephonically by calling the telephone number referenced on your voting form or you may vote via the Internet by going to the following address on the World Wide Web:

      http://www.proxyvote.com

and following the instructions on your screen.

By Order of the Board of Directors,

DANIEL COOPERMAN
Senior Vice President, General Counsel and Secretary

      All stockholders are urged to complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or to vote electronically via the Internet or telephone. Thank you for your prompt attention to this matter.

ORACLE CORPORATION
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
OCTOBER 14, 2002

     The undersigned hereby appoints LAWRENCE J. ELLISON and JEFFREY O. HENLEY, or either of them, each with power of substitution, as proxies to represent the undersigned at the Annual Meeting of Stockholders of ORACLE CORPORATION, to be held on Monday, October 14, 2002, at 10:00 a.m., in the Oracle Corporation Conference Center, 350 Oracle Parkway, Redwood City, California, and any adjournment thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the following matters set forth on the reverse side.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE NINE NOMINEES FOR ELECTION, FOR THE ADOPTION OF THE EXECUTIVE OFFICERS FISCAL YEAR 2003 BONUS PLAN, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AND AGAINST THE STOCKHOLDER PROPOSAL.

(Continued from other side)

1.	ELECTION OF DIRECTORS

FOR all nominees listed below (except as marked to the contrary below): ______

WITHHOLD AUTHORITY to vote for all nominees listed below: ______
Nominees: Lawrence J. Ellison, Donald L. Lucas, Michael J. Boskin, Jeffrey O. Henley,
Jack F. Kemp, Jeffrey Berg, Safra Catz, Hector Garcia-Molina, and Joseph A. Grundfest.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name on the space provided below) ____________________________________________

2.	PROPOSAL TO APPROVE THE ADOPTION OF THE COMPANY’S EXECUTIVE OFFICERS FISCAL YEAR 2003 BONUS PLAN

____ FOR	____ AGAINST	____ ABSTAIN

3.	PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING MAY 31, 2003

____ FOR	____ AGAINST	____ ABSTAIN

4.	STOCKHOLDER PROPOSAL TO ADOPT “THE CHINA BUSINESS PRINCIPLES FOR HUMAN RIGHTS OF WORKERS IN CHINA”

____ FOR	____ AGAINST	____ ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or continuation thereof.

Please sign exactly as the name or names appear on stock certificate (as indicated hereon). If the shares are issued in the names of two or more persons, all such persons should sign the proxy. A proxy executed by a corporation should be signed in its name by its authorized officers. Executors, administrators, trustees, and partners should indicate their positions when signing.

Dated: ______________________, 2002

Signatures

STOCKHOLDERS ARE URGED TO DATE, MARK, SIGN, AND RETURN THIS PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES.